Exhibit 99.2

Equator, LLC Acquisition Overview August 21, 2013

 This presentation contains forward-looking statements. These statements may be identified by words such as “anticipate,” “intend,” “expect,” “may,” “could,” “should,” “would,” “plan,” “estimate,” “seek,” “believe” and similar expressions. We caution that forward-looking statements are qualified to certain risks and uncertainties that could cause actual results and events to differ materially from what is contemplated by the forward-looking statements. Factors which could cause actual results to differ materially from these forward-looking statements may include, without limitation, Altisource’s ability to integrate Equator, general economic conditions, conditions in the markets in which Altisource is engaged, behavior of customers, suppliers and/or competitors, technological developments and regulatory rules. In addition, financial risks such as currency movements, liquidity and credit risks could influence future results. The foregoing list of factors should not be construed as exhaustive. Altisource disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking Statements

Purchase Terms Altisource to acquire 100% of Equator, LLC (“Equator”) Consideration: $70 million at closing and up to $80 million earn out (see page 9 for earn out summary) Closing expected in Q3 2013 subject to customary closing conditions Equator Overview An industry leading marketplace and transaction solutions provider for the mortgage and real estate industries; established in 2003 Executive Team Christopher L. Saitta, co-Founder and Chief Executive Officer with 20 years experience including: eBay and Equator John A. Vella, Chief Operating Officer with 30 years experience including: FDIC, Freddie Mac, Household Auto, Bear Stearns – EMC Mortgage, GMAC Mortgage and Equator Combined Entity Provides services and technology to 5 of the top 6 U.S. mortgage servicers and government sponsored enterprises Expands software suite across full real estate lifecycle Broadens global software talent Transaction Overview

Altisource®

About Equator (www.equator.com)

- Industry leading marketplace and transaction solutions provider that automates key business processes for the real estate and mortgage industries

Marketplace	Transaction Solutions	Vendors
Real estate: • REO • Short Sale • Real Estate Agent workstation[1] Mortgage: • Loan Modification • Foreclosure / Bankruptcy • Deed in Lieu	• Invoice • Loan Segmentation • Real Estate Segmentation • Borrower Portal • Investor Portal	• Realtors • Title • Closing • Legal (Foreclosure, Bankruptcy, Eviction) • Preservation • Inspection • Auctions • Valuations

- Marquee client base including some of the largest mortgage loan servicers and government sponsored enterprises, over 460,000 registered real estate agents and more than 20,000 vendor companies generating over 250,000 activities per day

- Over 36%[2] of all 2012 distressed real estate transactions (11%[2] of all 2012 real estate transactions) were conducted through Equator's platform

- Staff of approximately 400 employees and contractors

[1] In development
[2] Source: CoreLogic, internal analysis

Thinking Ahead. Delivering Today.®

© 2013 Altisource. All rights reserved. Proprietary and Confidential.

Page | 4

About Equator (www.equator.com) Equator’s solutions include: EQ Workstation® – Provides comprehensive, end-to-end workflow and transaction services to manage real estate related activities EQ Marketplace® – Provides a coordinated means of purchasing a variety of real estate services from vendors including realtors, title, closing, inspection and valuation EQ Midsource® – Allows users of EQ Workstation to outsource all or specific components of real estate related activities EQ Portal™ – Provides realtors direct access to process real estate transactions with secure exchange of data and documents along with realtor marketing, training and certification

Proven core business Strong revenue growth Established marquee client base Proven technology platform Experienced management team Diversifies Altisource’s customer base Altisource’s complimentary technology solutions integrated with Equator’s EQ Workstation Altisource’s mortgage services offered through Equator’s EQ Marketplace Accelerates Altisource’s real estate and mortgage marketplace strategy Expand inventory of property listings available on Hubzu® Enhance real estate agent and brokerage technologies and services Integrate Equator’s and Altisource’s marketplaces to better support loan originators Enhance capability to provide mortgage leads to Lenders One members Transaction Rationale Complementary acquisition that enhances Altisource’s real estate and mortgage marketplaces and related transaction solutions

Addendum

2014 Projected Performance Accretive acquisition for Altisource Estimated 2014 accretion per share of $0.43 - $0.46 Earn out consideration fully tied to Adjusted EBITA growth (see page 9) 2014 Projected Performance excludes the benefit from diversifying Altisource’s customer base and accelerating Altisource’s real estate and mortgage marketplace strategy set forth on page 6 Notes: The 2014 projection assumes $119.5 million of the purchase price is an intangible asset that is amortized over 15 years The 2014 projection does not include any adjustment to the initial earn out recorded in connection with purchase accounting. Under GAAP, the earn out is recorded at fair value and adjusted to fair value through earnings each reporting period These amounts may change upon finalization of purchase accounting Income statement ($ in millions) 2014 (Projected) Revenue $65.0 Cost of revenue 36.7 Gross profit 28.3 Selling, general and administrative 15.9 Income before income taxes $12.4 Margins as a % of revenue: Gross profit 44% Income before income taxes 19%

Earn out consideration is fully linked to incremental Adjusted EBITA1, as defined in the purchase and sale agreement The earn out structure increases Equator’s Adjusted EBITA range by 25% per year Earn out potential is up to $80 million over 3 years as follows: Each year’s earn out is paid through 2017 (e.g. year 1 is paid 25% immediately and 25% each year thereafter; year 2 is paid 50% immediately and 25% each year thereafter and year 3 is paid 75% immediately and 25% in the following year) Contingent Earn out Details Year Adjusted EBITA range Earn out range 1 $11.9 million – $17.5 million + $3.75 million - $22.5 million 2 $14.9 million - $21.9 million + $3.75 million - $22.5 million 3 $18.6 million - $27.3 million + $5.80 million - $35.0 million Adjusted EBITA, as defined in the purchase and sale agreement, includes a number of adjustments to earnings, including adjustments to convert revenue from GAAP-basis revenue to cash-basis revenue

About Altisource We are a premier marketplace and transaction solutions provider for the real estate, mortgage and consumer debt industries offering both distribution and content. We leverage proprietary business process, vendor and electronic payment management software and behavioral science based analytics to improve outcomes for marketplace participants. Contact Information All Investor Relations inquiries should be sent to: shareholders@altisource.lu Investor Relations Information Exchange NASDAQ Global Select Ticker ASPS Headquarters Luxembourg Employees More than 7,000